Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150228, 333-144184, 333-144188, and 333-144189 on Form S-8 and Nos. 333-160447 and 333-158498 on Form S-3 of our reports dated January 27, 2010, relating to the consolidated financial statements of Discover Financial Services (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Discover Financial Services’ adoption of the accounting standard, Accounting for Uncertainty in Income Taxes, on December 1, 2007), and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Discover Financial Services for the year ended November 30, 2009.

Chicago, Illinois January 27, 2010